Exhibit 99.1

AsiaInfo-Linkage Reports Unaudited Fourth Quarter and Full Year 2012 Results

•	Met fourth quarter 2012 net revenue (non-GAAP)[1] guidance, net income attributable to AsiaInfo-Linkage per basic share (non-GAAP)[2] guidance

•	Full year 2012 net revenue (non-GAAP) is US$530.2 million

BEIJING/SANTA CLARA, Calif. – February 4, 2013 – AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) (“AsiaInfo-Linkage,” the “Company,” “we,” “us” or “our”), a leading provider of telecommunication software solutions and services in China, and the largest Business Support System (“BSS”) supplier to the telecommunications industry in Asia, today announced financial results for the fourth quarter and full year ended December 31, 2012.

“We had a strong fourth quarter to finish another solid year for AsiaInfo-Linkage,” said Steve Zhang, the Company’s president and chief executive officer. “China’s telecommunications industry continues to develop rapidly as it confronts the CRM and monetization challenges of data traffic growth, which creates exciting business opportunities for our Company.”

“Fourth quarter highlights include successfully delivering our latest CRM and billing solutions to both Shanghai Mobile and Liaoning Mobile, which together serve more than 50 million subscribers. For China Unicom, we completed the major initial phase of our project in the northern six provinces and signed agreements for supplementary work related to that project, which was one of our biggest and most comprehensive in 2012. For China Telecom, in addition to finalizing Billing 2.8 contracts and deploying CRM 2.0 solutions across those same provinces, we won contracts related to the carrier’s e-channel business,” added Mr. Zhang.

AsiaInfo-Linkage chief financial officer Michael Wu said, “We met both our top-line guidance and our bottom-line guidance for the quarter with strong sales order bookings and cash collection, as our major clients advanced on a number of contract signings and project completions before the end of 2012. Our operating cash flow remained strong and our days of sales outstanding continued to decrease, and we began 2013 with a healthy cash position.”

Fourth Quarter 2012 Financial Results

Total revenues for the fourth quarter of 2012 were US$165.7 million, an increase of 26.4% year-over-year and 25.3% sequentially. Net revenue (non-GAAP) for the fourth quarter of 2012 was US$155.2 million, an increase of 21.5% year-over-year and 19.9% sequentially. The year-over-year and sequential increases were mainly the result of increased sales due to the seasonality of our business, which also reflected revenue recognized for our services and products that had been delivered to our major clients in the second and third quarter of 2012 while associated sales contract signings were pushed into the fourth quarter of 2012.

Gross margin for the quarter was 40.9%, compared to 41.4% in the year-ago period and 37.3% in the previous quarter. Gross margin of net revenue (non-GAAP)3 was 47.4% in the fourth quarter of 2012, compared to 46.6% in the year-ago period and 42.6% in the previous quarter. The slight year-over-year decrease in gross margin was primarily due to wage inflation and increases in headcount of approximately 880 engineers, which resulted in increased total compensation costs. The year-over-year and sequential increase in gross margin of net revenue (non-GAAP) was primarily due to the recognition of revenue from delayed contract signings pushed into the fourth quarter of 2012, as the associated service costs were booked in the second and third quarter prior to contract signing in the fourth quarter of 2012, which offset the negative impact on gross margin of net revenue (non-GAAP) from the increase in the number of delivery engineers and wage inflation.

[1]	Net revenue (non-GAAP) measures used in this press release represent total revenue net of third-party hardware costs. A reconciliation of all non-GAAP measures used in this press release to the most directly comparable GAAP measures is provided at the end of this press release.
[2]	Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) and net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share measures exclude share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investments, non-recurring consulting related expenses and a 15% tax rate adjustment for the Company’s Nanjing subsidiary (“LKNJ”).
[3]	Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and share-based compensation expenses, by net revenue (non-GAAP).

Total operating expenses for the fourth quarter of 2012 increased 21.4% year-over-year and 11.7% sequentially to US$52.7 million. The year-over-year increase was consistent with the Company’s strategic planning regarding new business and new market expansion, product standardization efforts, and integration initiatives. Sales and marketing expenses for the fourth quarter of 2012 increased 21.6% year-over-year and 22.7% sequentially to US$24.6 million. The year-over-year and sequential increases in sales and marketing expenses were mainly attributable to increased sales commissions due to increased sales orders in the fourth quarter of 2012. General and administrative (“G&A”) expenses for the fourth quarter of 2012 increased 49.6% year-over-year and 10.7% sequentially to US$6.9 million. The year-over-year increase in G&A expenses was mainly due to increased headcount of approximately 40 professionals, wage inflation and increased third-party professional service charges. The sequential increase in G&A expenses was primarily the result of an increase in third-party professional service fees, which was offset by a reversal of allowance of doubtful account of US$0.8 million in the fourth quarter of 2012. Research and development (“R&D”) expenses increased 21.8% year-over-year and 8.2% sequentially to US$22.6 million. The year-over-year increase in R&D expenses was primarily driven by an increase of approximately 150 engineers, a portion of which were shifted from the Company’s delivery organizations to execute the Company’s product standardization and integration strategy. The sequential increase in R&D expenses was mainly due to the increased headcount of approximately 70 engineers to support product delivery. In the fourth quarter of 2012, the Company received and recorded a government subsidy of US$1.4 million, mainly as a reward for its high-tech software innovations.

Income from operations in the fourth quarter of 2012 was US$15.0 million, an increase of 38.2% year-over-year and 584.5% sequentially. Operating margin of total revenue was 9.1% for the fourth quarter of 2012, compared to 8.3% in the year-ago period and 1.7% in the previous quarter. Operating margin of net revenue (non-GAAP)4 for the fourth quarter of 2012 was 19.0%, compared to 17.5% in the year-ago period and 11.6% in the previous quarter. The year-over-year and sequential increases in operating margin and operating margin of net revenue (non-GAAP) were primarily due to revenue recognized from delayed contracts signed in the fourth quarter of 2012 for which services had been performed prior to signing, as well as seasonality of the Company’s business.

Other income for the fourth quarter of 2012 was US$3.0 million compared to US$1.9 million in the year-ago period and US$2.1 million in the previous quarter. The year-over-year and sequential increases in other income were mainly due to dividend income from financial products of US$1.4 million in the fourth quarter of 2012.

On a GAAP basis in the fourth quarter of 2012, the Company recorded net income attributable to AsiaInfo-Linkage, Inc. of US$15.6 million, or US$0.21 per basic share, compared to US$10.5 million, or US$0.15 per basic share, in the year-ago period and US$4.6 million, or US$0.06 per basic share, in the previous quarter.

In the fourth quarter of 2012, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$30.1 million, or US$0.41 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the year-ago period was US$22.0 million, or US$0.30 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the previous quarter was US$17.4 million, or US$0.24 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) increased 37.2% year-over-year and 72.9% sequentially, reflecting the factors discussed above.

In the fourth quarter of 2012, the Company had a net operating cash inflow of US$57.4 million, compared to a net operating cash inflow of US$57.8 million in the fourth quarter of 2011, and net operating cash inflow of US$9.4 million in the third quarter of 2012. The year-over-year change in operating cash flow was mainly due to a decrease in net income which was partially offset by improved cash collection.

[4]	Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding amortization of acquired intangible assets, share-based compensation expenses and non-recurring consulting related expenses, by net revenue (non-GAAP).

Full Year 2012 Financial Results

Full year 2012 total revenues increased 13.9% year-over-year to US$547.9 million. Net revenue (non-GAAP) for full year 2012 increased 14.3% year-over-year to US$530.2 million. The year-over-year increases were mainly due to increased demand for the Company’s solutions and services from its China and Southeast Asia telecommunication customers.

Gross margin for full year 2012 was 39.1%, compared to 43.2% in the year-ago period. The decrease in gross margin was mainly attributable to increases in headcount of approximately 1,200 implementation engineers, wage inflation and share-based compensation. Gross margin of net revenue (non-GAAP) for full year 2012 was 44.8%, compared to 49.5% in the year-ago period. The decreases in gross margin and gross margin (non-GAAP) for full year 2012 were primarily due to a headcount increase of approximately 1,200 implementation engineers and increased wage inflation.

Total operating expenses for full year 2012 increased 26.3% year-over-year to US$192.4 million. The year-over-year increase was consistent with the Company’s strategic planning regarding new business and new market expansion, product standardization and integration efforts. Sales and marketing expenses for full year 2012 increased 11.3% to US$83.5 million in line with revenue growth. The increase was primarily due to increases in headcount of approximately 25 professionals, increases in sales commissions and marketing activities and an increase in share-based compensation. G&A expenses for full year 2012 increased 39.8% to US$28.8 million primarily due to increased headcount of approximately 40 professionals, increased wage inflation and increased third-party professional service fees. R&D expenses for full year 2012 increased 38.9% to US$81.8 million primarily due to wage inflation and increased headcount of approximately 460 engineers, a portion of which were shifted from the Company’s delivery organizations. Government subsidy, as a reward for the Company’s high-tech software innovations, decreased 21.0% year-over-year to US$1.7 million.

Operating margin of total revenue was 4.0% for full year 2012, compared to 11.6% in the year-ago period. Operating margin of net revenue (non-GAAP) for full year 2012 was 14.1% compared to 23.5% in the year-ago period. Operating margin decreased year-over-year primarily as a result of increased headcount and wage inflation.

Other income for full year 2012 was US$13.4 million compared to US$5.2 million in the year-ago period. The year-over-year increase in other income was mainly due to an increase in dividend gain of US$1.9 million, an increase in interest income of US$2.3 million, and an increase in gain from sale of investments of US$2.9 million. In addition, in the third quarter of 2011, there was a US$1.1 million impairment charge on both short-term and long-term investments.

The Company recorded net income attributable to AsiaInfo-Linkage, Inc. of US$32.8 million, or US$0.45 per basic share, for full year 2012, compared to US$74.6 million, or US$1.02 per basic share, in full year 2011. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) for full year 2012 was US$86.1 million, or US$1.18 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) for full year 2011 was US$110.8 million, or US$1.51 per basic share. The decreases in net income attributable to AsiaInfo-Linkage, Inc. and net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) reflect the factors discussed above.

As of December 31, 2012, AsiaInfo-Linkage had cash and cash equivalents and restricted cash totaling US$313.2 million and short-term investments totaling US$40.7 million. Operating cash flow for the full year 2012 was a net inflow of US$45.5 million compared to US$76.5 million for the full year 2011. The year-over-year change in operating cash flow was mainly due to a decrease in net income which was partially offset by improved cash collection.

As of December 31, 2012, AsiaInfo-Linkage had gross accounts receivable (“AR”) of US$285.7 million compared to US$282.4 million as of September 30, 2012 and US$281.6 million as of December 31, 2011. Gross AR includes agent arrangements with International Business Machines Corporation (“IBM”) or its distributors, as well as a few other hardware companies (“IBM-Type Arrangements”). Since these arrangements typically consist of back-to-back payment terms for certain products sold to AsiaInfo-Linkage customers, there is no impact on the Company’s cash flow or days of sales outstanding (“DSO”). Net AR, which excludes IBM-Type Arrangements, was US$233.0 million as of December 31, 2012, compared to US$222.1 million as of September 30, 2012 and US$204.4 million as of December 31, 2011. The combined effect of revenue and AR trends, including the Company’s focus on the collections process, resulted in the Company’s DSO being 144 days as of December 31, 2012, compared to 151 days as of September 30, 2012 and 147 days as of December 31, 2011. A table presenting additional information regarding the Company’s gross AR, AR relating to IBM-Type Arrangements (“IBM-Related AR”), net AR, revenues, and DSO is provided at the end of this press release.

Recent Developments

On January 29, 2013, the Company announced the successful implementation of its industry leading Veris billing system for the CDMA network of Nepal Doorsanchar Company Limited, the largest telecommunications operator in Nepal.

On February 4, 2013, the Company announced the availability in Europe, the Middle East, and Africa markets of its advanced Veris suite of BSS solutions.

Business Outlook

AsiaInfo-Linkage expects first quarter 2013 net revenue (non-GAAP) to be in the range of US$133.0 million to US$136.0 million. The Company expects first quarter 2013 net income attributable to AsiaInfo-Linkage, Inc. per basic share (non-GAAP) to be in the range of US$0.23 to US$0.25.

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Software products and solutions	$145,287	$118,694	$496,991	$431,355
Service	9,352	8,866	32,271	31,513
Third-party hardware	11,044	3,531	18,610	18,116

Total revenues	165,683	131,091	547,872	480,984

Cost of revenues:
Software products and solutions	82,362	68,900	297,901	238,593
Service	5,124	4,575	18,184	17,291
Third-party hardware	10,492	3,355	17,679	17,211

Total cost of revenues	97,978	76,830	333,764	273,095

Gross profit	67,705	54,261	214,108	207,889

Operating expenses (income):
Sales and marketing	24,612	20,238	83,455	74,963
General and administrative	6,928	4,632	28,754	20,566
Research and development	22,533	18,507	81,845	58,905
Government subsidies	(1,415)	0	(1,679)	(2,125)

Total operating expenses	52,658	43,377	192,375	152,309

Income from operations	15,047	10,884	21,733	55,580

Other income (expenses), net
Interest income	1,567	1,668	7,910	5,651
Dividend income	1,376	0	2,058	180
Gain from sales of short-term investments	0	280	3,333	479
Impairment loss on short-term investments	0	0	0	(144)
Impairment loss on long-term investments	0	0	0	(950)
Other income (expenses)	49	(17)	59	4

Total other income, net	2,992	1,931	13,360	5,220

Income before income tax expense (benefit), loss on equity method investment and income from discontinued operations, net of income tax	18,039	12,815	35,093	60,800

Income tax expense (benefit)	2,785	2,320	5,087	(12,096)

Income after income tax expense (benefit) before loss on equity method investment and income from discontinued operations, net of income tax	15,254	10,495	30,006	72,896

Loss on equity method investment, net of income tax	189	0	282	0

Income from continuing operations	15,065	10,495	29,724	72,896

Discontinued operations:
Income from operations of discontinued operations	280	70	280	190
Income tax expense for discontinued operations	43	28	51	100
Income from discontinued operations, net of income tax	237	42	229	90

Net income	15,302	10,537	29,953	72,986

Less: Net (loss) income attributable to noncontrolling interest	(325)	56	(2,880)	(1,573)

Net income attributable to AsiaInfo-Linkage, Inc.	$15,627	$10,481	$32,833	$74,559

Earnings per share:
Net income from continuing operations attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	0.21	0.15	0.45	1.02

Diluted	0.21	0.14	0.45	1.01

Net income from discontinued operations attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	0.00	0.00	0.00	0.00

Diluted	0.00	0.00	0.00	0.00

Net income attributable to AsiaInfo-Linkage, Inc. common stockholders
Basic	$0.21	$0.15	$0.45	$1.02

Diluted	$0.21	$0.14	$0.45	$1.01

Weighted average shares used in computation:
Basic	72,691,431	72,221,644	72,572,074	73,106,037

Diluted	72,819,556	72,590,685	72,778,781	73,670,981

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Amounts in thousands of US$)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$15,302	$10,537	$29,953	$72,986
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	3,203	3,167	642	17,281
Transfer to statements of operations of realized gain on available-for-sale securities, net of tax effects of $0 and $93, $637 and $123 for the three months and twelve months ended December 31, 2012 and 2011, respectively	0	(187)	(2,696)	(356)
Net unrealized (loss) gain on available-for-sale securities, net of tax effects of $220 and $0, $12 and $128 for the three months and twelve months ended December 31, 2012 and 2011, respectively	(551)	(88)	80	(739)
Transfer to statements of operations of other-than-temporary impairment on available-for-sale investment	0	0	0	144

Other comprehensive income (loss)	2,652	2,892	(1,974)	16,330

Comprehensive income	17,954	13,429	27,979	89,316

Less: Comprehensive (loss) income attributable to noncontrolling interest	(325)	56	(2,880)	(1,573)

Comprehensive income attributable to AsiaInfo-Linkage, Inc.	$18,279	$13,373	$30,859	$90,889

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$)

	As of
	December 31, 2012	December 31, 2011
ASSETS:
Current Assets:
Cash and cash equivalents	$273,520	$272,438
Restricted cash	39,639	21,226
Short-term investments – available-for-sale securities	27,928	27,909
Short-term investments – held-to-maturity securities	12,728	0
Accounts receivable (net of allowances of $2,999 and $2,905 as of December 31, 2012 and 2011, respectively)	285,695	281,564
Inventories, net	24,107	15,309
Other receivables	6,504	4,480
Deferred income tax assets – current	5,559	14,294
Prepaid expenses and other current assets	8,311	6,453

Total current assets	683,991	643,673

Long-term investments	5,936	4,863
Property and equipment, net	19,104	8,778
Other acquired intangible assets, net	121,529	163,028
Deferred income tax assets – non-current	2,560	1,751
Goodwill	433,545	433,525
Land use right, net	14,326	14,543
Other non-current assets	1,332	0

Total assets	$1,282,323	$1,270,161

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities:
Accounts payable	$78,079	$91,094
Accrued expenses	28,065	22,905
Deferred revenue	40,491	32,378
Accrued employee benefits	76,803	78,972
Other payables	5,270	5,582
Income taxes payable	6,875	12,602
Other taxes payable	10,305	11,864
Deferred income tax liabilities – current	1,565	9,091

Total current liabilities	247,453	264,488

Unrecognized tax benefits	1,703	3,344
Deferred income tax liabilities – non-current	17,928	24,458
Other long term liabilities	387	573

Total Liabilities	$267,471	$292,863

Redeemable noncontrolling interest	(3,488)	385

Equity:
AsiaInfo-Linkage, Inc. Stockholders’ Equity:
Common stock	789	786
Additional paid-in capital	858,711	847,879
Treasury stock, at cost	(87,746)	(87,746)
Statutory reserve	22,050	21,748
Retained earnings	179,058	146,527
Accumulated other comprehensive income	45,150	47,124

Total AsiaInfo-Linkage, Inc. stockholders’ equity	$1,018,012	$976,318

Noncontrolling interest	328	595

Total Equity	1,018,340	976,913

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$1,282,323	$1,270,161

Fourth Quarter and Full Year 2012 Conference Call Details

AsiaInfo-Linkage management will hold an earnings conference call at 4:00 p.m. Pacific Time / 7:00 p.m. Eastern Time on February 4, 2013 (8:00 a.m. Beijing/Hong Kong Time on February 5, 2013). Management will discuss results and highlights of the quarter and answer questions from investors.

The conference call webcast URL is http://www.media-server.com/m/p/ppdjaari.

The dial-in numbers for the conference call are as follows:

Local:

New York: +1-718-354-1231

Hong Kong: +852-2475-0994

China, Domestic Mobile: 400-620-8038

China, Domestic: 800-819-0121

International Toll Free:

United States: +1-866-519-4004

Hong Kong: 800-930-346

International Toll: +65-6723-9381

The conference ID # is 85071222

A replay of the call will be available until 06:59 a.m. Eastern Time on February 12, 2013 by dialing one of the following numbers:

U.S Toll Free: +1-855-452-5696

International: +61-2-8199-0299

The replay ID # is 85071222

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of the AsiaInfo-Linkage website at www.asiainfo-linkage.com.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and IT services to the telecommunications industry. Headquartered in Beijing, we employ more than 11,000 professionals worldwide. We provide a full suite of business and operational support solutions (BSS/OSS) and associated professional services. Our core Veris product line includes billing and customer care systems that serve nearly a billion subscribers globally – almost one seventh of the world’s population – plus business intelligence, network management and security solutions.

Our customers work with us to converge large scale pre- and post-paid mobile operations; improve time to market for new products and services; and develop cost-effective new business models. In China, we have more than 50% market share in billing, CRM and business intelligence through our longstanding partnerships with China Mobile, China Unicom and China Telecom. We aim to be the leading IT solutions provider to the global telecommunications industry, enabling the Connected Digital Lifestyle, and helping our customers build, maintain, operate and constantly improve their network infrastructure and IT environment.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Reconciliation of non-GAAP Measures

This earnings release presents the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, the Company is providing the following reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo-Linkage’s net revenue (non-GAAP) represents total revenue net of third-party hardware costs that are passed through to the Company’s customers. Management believes total revenues net of third-party hardware costs more accurately reflects the Company’s core business, which is the provision of software solutions and services, and provides transparency to the Company’s investors. It is also the same measure used by management to evaluate the competitiveness and development of the Company’s business.

Reconciliation of net revenue (non-GAAP) to GAAP total revenues

	Three Months Ended Dec 31		Twelve Months Ended Dec 31		2012 Q3
	2012	2011	2012	2011
	(in US dollar thousands)
Total revenues	165,683	131,091	547,872	480,984	132,221

Third-party hardware costs	10,492	3,355	17,679	17,211	2,792
Net revenue (non-GAAP)	155,191	127,736	530,193	463,773	129,429

(2) Gross margin of net revenue (non-GAAP)

Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and share-based compensation expenses, by net revenue (non-GAAP). Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses and income that may not be indicative of the Company’s operating performance. Management uses the gross margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP gross margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of gross margin of net revenue (non-GAAP) to GAAP gross margin

	Three Months Ended Dec 31		Twelve Months Ended Dec 31		2012 Q3
	2012	2011	2012	2011
Gross margin (GAAP)	40.9%	41.4%	39.1%	43.2%	37.3%
Third-party hardware costs[1]	2.8%	1.1%	1.3%	1.6%	0.8%
Amortization of acquired intangible assets[2]	3.2%	3.9%	3.8%	4.3%	3.9%
Share-based compensation expenses[2]	0.5%	0.2%	0.6%	0.4%	0.6%
Gross margin (non-GAAP)	47.4%	46.6%	44.8%	49.5%	42.6%

[1]	Percentages represent the difference between GAAP gross profit divided by GAAP revenue and GAAP gross profit divided by net revenue (non-GAAP).
[2]	Percentages represent the result of dividing the amounts of amortization of acquired intangible assets or share-based compensation expenses by net revenue (non-GAAP).

(3) Operating margin of net revenue (non-GAAP)

Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding amortization of acquired intangible assets, share-based compensation expenses and non-recurring consulting related expenses, by net revenue (non-GAAP). Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses and income that may not be indicative of the Company’s operating performance. Management uses the operating margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP operating margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of operating margin (non-GAAP) to GAAP operating margin

	Three Months Ended Dec 31		Twelve Months Ended Dec 31		2012 Q3
	2012	2011	2012	2011
Operating margin (GAAP)	9.1%	8.3%	4.0%	11.6%	1.7%
Third-party hardware costs[1]	0.6%	0.2%	0.1%	0.4%	0.0%
Amortization of acquired intangible assets[2]	6.7%	8.2%	7.8%	10.0%	8.0%
Share-based compensation expenses[2]	1.6%	0.8%	1.8%	1.5%	1.9%
Non-recurring consulting related expense[2]	1.0%	0.0%	0.4%	0.0%	0.0%
Operating margin (Non-GAAP)	19.0%	17.5%	14.1%	23.5%	11.6%

[1]	Percentages represent the difference between GAAP income from operations divided by GAAP revenue and GAAP income from operations divided by net revenue (non-GAAP).
[2]

Percentages represent the result of dividing the amounts of amortization of acquired intangible assets, share-based compensation or non-recurring consulting related expenses, as applicable, by net revenue (non-GAAP).

(4) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investments, non-recurring consulting related expenses and a 15% tax rate adjustment for LKNJ. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses and income that may not be indicative of the Company’s operating performance. Management uses the net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) to GAAP net income attributable to AsiaInfo-Linkage, Inc.

	Three Months Ended Dec 31		Twelve Months Ended Dec 31		2012 Q3
	2012	2011	2012	2011
	(in US dollar thousands)
Net income attributable to AsiaInfo-Linkage, Inc. (GAAP)	15,627	10,481	32,833	74,559	4,619
Adjustments:
Share-based compensation expenses	2,537	1,059	9,832	6,787	2,415
Amortization of acquired intangible assets	10,373	10,416	41,498	46,618	10,375
Impairment loss on investments	0	0	0	1,094	0
Non-recurring consulting related expenses	1,580	0	1,950	0	6
LKNJ tax rate 15% adjustment	0	0	0	(18,289)	0
Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)	30,117	21,956	86,113	110,769	17,415

(5) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share is calculated by dividing net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) (which as discussed above excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investments, non-recurring consulting related expenses and a 15% tax rate adjustment for LKNJ) by the same number of weighted average shares outstanding used in the computation of net income per basic share. Management believes that net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo-Linkage, Inc (non-GAAP). In addition, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share to GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2012	2011	2012	2011	2012 Q3
	(in US dollar)
Net income attributable to Asiainfo-Linkage, Inc. per basic share (GAAP)	0.21	0.15	0.45	1.02	0.06
Adjustments:
Share-based compensation expenses	0.03	0.01	0.14	0.09	0.03
Amortization of acquired intangible assets	0.15	0.14	0.57	0.64	0.15
Impairment loss on investments	0.00	0.00	0.00	0.01	0.00
Non-recurring consulting related expenses	0.02	0.00	0.02	0.00	0.00
LKNJ tax rate 15% adjustment	0.00	0.00	0.00	(0.25)	0.00
Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share	0.41	0.30	1.18	1.51	0.24

AR, IBM-Related AR, Revenue and DSO

AR balances included both billed and unbilled amounts. Revenue recognized in excess of billings is recorded as unbilled receivable. In addition to revenues from the sales of its goods and services and from hardware procured on behalf of customers, the Company generated service revenues by acting as a sales agent pursuant to the IBM-Type Arrangements. The Company’s DSO calculations are as follows as of the last day of the respective periods indicated, with net AR excluding the receivables attributable to the IBM-Type Arrangements, and with revenues excluding those attributable to the IT Security Business, respectively:

1) Q1 2011 DSO = (Q4 2010 net AR + Q1 2011 net AR)/2/Q1 revenue x 90

2) Q2 2011 DSO = (Q4 2010 net AR + Q2 2011 net AR)/2/Q2 cumulative revenue x 180

3) Q3 2011 DSO = (Q4 2010 net AR + Q3 2011 net AR)/2/Q3 cumulative revenue x 270

4) Q4 2011 DSO = (Q4 2010 net AR + Q4 2011 net AR)/2/Q4 cumulative revenue x 360

5) Q1 2012 DSO = (Q4 2011 net AR + Q1 2012 net AR)/2/Q1 revenue x 90

6) Q2 2012 DSO = (Q4 2011 net AR + Q2 2012 net AR)/2/Q2 cumulative revenue x 180

7) Q3 2012 DSO = (Q4 2011 net AR + Q3 2012 net AR)/2/Q3 cumulative revenue x 270

8) Q4 2012 DSO = (Q4 2011 net AR + Q4 2012 net AR)/2/Q4 cumulative revenue x 360

The following table presents further information regarding the Company’s gross AR, net AR, revenues, and DSO.

	2011-Q1	2011-Q2	2011-Q3	2011-Q4	2012-Q1	2012-Q2	2012-Q3	2012-Q4
	(in US dollar thousands, except DSO)
Gross AR	302,806	298,146	292,220	281,564	301,333	307,261	282,424	285,695
IBM Related AR	85,923	77,476	67,950	77,200	79,345	84,357	60,354	52,717
Net AR	216,883	220,670	224,270	204,364	221,988	222,904	222,070	232,978

Revenues	114,481	116,186	119,285	131,091	123,697	126,271	132,221	165,683

DSO (in days)	159	159	159	147	155	154	151	144

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of February 4, 2013. AsiaInfo-Linkage assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo-Linkage’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government; and the outcome of the Special Committee’s evaluation of strategic alternatives, including the privatization proposal announced on January 20, 2012. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com